NEWS RELEASE

November 24, 2015

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Short Term Income Properties XX, Inc. Expands Presence in San Antonio, TX

SAN ANTONIO – Hartman Short Term Income Properties XX Inc. (Hartman XX), a Texas-centric Real Estate Investment Trust, announced today that Hartman One Technology Center LLC, a subsidiary, purchased One Technology Center in San Antonio, TX.

ONE TECHNOLOGY CENTER – One Technology Center is a 196,348 SF, 14 story office building located just off John Smith Drive and Babcock Road in San Antonio.  One Technology is well-located on the west side of the South Texas Medical Center and is within nine miles of the San Antonio International Airport. The property is minutes from Loop 410 and has easy access to all of San Antonio.

“We are pleased to expand our presence in San Antonio by acquiring this institutionally-owned and maintained office tower with a strong blend of local, regional, and national credit tenants.  The property provides an attractive initial yield with the opportunity to add value.  One Technology Center has excellent access to the entire medical district as well as Interstate 10 and 410,” said David Wheeler, Chief Investment Officer.

The property is approximately 91% leased to a diverse mix of tenants including the Veterans Administration, Galen College of Nursing, UT Health South, and Billing Concepts.

“One Technology Center provides us a quality asset in a great submarket at below-replacement cost, and provides upside potential by leasing the remaining vacant space,” said Al Hartman, Hartman CEO.

Todd Mills of CBRE represented the seller in the transaction and Dave Wheeler, Julian Kwok, CCIM and Russell Turman represented the buyer, Hartman One Technology Center LLC.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which, with this addition to its portfolio, now owns fifteen properties in the Dallas/Ft. Worth area, Houston, and San Antonio. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas or Kat Morrison at 713-586-2669 in Houston, and visit www.hi-reit.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale, CFA directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.